CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated January 22, 2009 relating to Strategic Funds, Inc. (comprising, respectively, International Stock Fund, Global Stock Fund and Dreyfus U.S. Equity Fund) for the fiscal year ended November 30, 2008 which is incorporated by reference in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of Strategic Funds, Inc.

ERNST & YOUNG LLP

New York, New York March 23, 2009